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Genta and Emisphere Technologies Enter into Exclusive Worldwide Licensing Agreement for Development of an Oral Gallium Compound

Novel Product May Address Important Diseases Associated with Accelerated Bone Loss

BERKELEY HEIGHTS, NJ and TARRYTOWN, NY – March 23, 2006 – Genta Incorporated (NASDAQ: GNTA) and Emisphere Technologies, Inc. (NASDAQ: EMIS) today announced that they have entered into an exclusive worldwide licensing agreement to develop an oral formulation of a gallium- containing compound. Gallium compounds are bone-targeting agents that are potent inhibitors of bone breakdown and may be broadly useful for diseases associated with accelerated bone loss. Ganite® (gallium nitrate injection), Genta’s first commercialized product, is derived from this class of compounds and is approved in the U.S. for patients with cancer-related hypercalcemia. The license is a result of a research collaboration between the two companies that has demonstrated the ability of Emisphere’s eligen® technology to deliver an oral gallium-containing compound in preclinical in vivo models.

Under the agreement, Emisphere will utilize its proprietary oral delivery technology, eligen®, to supply a finished oral dosage form to Genta. Genta will be responsible for toxicology, clinical development, regulatory submissions, and worldwide commercialization. In addition to royalties on net sales of the product, Genta has agreed to fund Emisphere’s development activities and to pay performance milestones related to filing and approval of regulatory applications. Patent applications have already been filed worldwide that may provide up to 20 years of protection on oral products.

“Compounds such as bisphosphonates have been established leaders in this space for some time. However, emerging safety consideration such as GI intolerance and osteonecrosis combined with substantial efficacy of IV Ganite, suggest that an oral compound might provide a superior treatment alternative,” commented Dr. Raymond P. Warrell, Jr., Genta’s Chief Executive Officer. “This agreement combines Genta’s strengths in oncology drug development with Emisphere’s technical leadership in developing oral formulations. We look forward to accelerating development of an optimized lead compound that will address this very large market opportunity.”

“This technical advance by Emisphere has demonstrated our ability to rapidly develop oral formulations for an entirely new class of medicinal agents, in this case a small molecule whose active ingredient exists in ionic form,” said Dr. Michael Goldberg, Chief Executive Officer of Emisphere Technologies, Inc. “We are pleased to partner this work with Genta, a company with long-standing clinical and commercial expertise in this field.”

About Gallium Compounds

Gallium drugs are potent inhibitors of bone breakdown that may be broadly useful for diseases that are characterized by excessive loss of bone mass. Ganite® (gallium nitrate injection) is Genta’s first commercialized product that is derived from this class of compounds. Ganite is approved in the U.S. for the treatment of symptomatic patients with cancer-related hypercalcemia that is resistant to hydration. Hypercalcemia, which is the most common life-threatening metabolic complication in patients with advanced cancer, represents the most aggressive medical example of accelerated bone loss. Other diseases include bone metastases in cancer, Paget’s disease, and osteoporosis.

Background on gallium nitrate in hypercalcemia, bone metastases, and Paget’s disease

Multiple clinical studies have reported antitumor activity of gallium nitrate in patients with certain types of cancer, particularly malignant lymphoma and bladder cancer. Additional studies have also demonstrated that lower doses of gallium accumulate in bone, where the drug acts to inhibit bone breakdown. This “anti-resorptive” effect could be useful for treatment of diseases that are associated with the accelerated loss of bone mass. These conditions include hypercalcemia, hyperparathyroidism, bone metastases, Paget’s disease, and osteoporosis. As previously noted, Ganite has received marketing approval in the U.S. for treatment of cancer-related hypercalcemia that is resistant to hydration. In addition to the anti- resorptive effects, preclinical experiments have suggested that gallium may also have activity as an anabolic agent that increases bone mass.

Gallium Nitrate in Multiple Myeloma

Published clinical studies evaluating low doses of gallium nitrate administered by low-dose subcutaneous injection have suggested the drug may have activity in skeletal disease associated with multiple myeloma and Paget’s disease. Results of the initial clinical trial in patients with advanced multiple myeloma can be accessed at: http://www.ncbi.nlm.nih.gov/entrez/query.fcgi?cmd=Retrieve&db=PubMed&list_uids=8246033&dopt=Abstract . Long-term follow-up results from the myeloma trial were reported at: http://www.ncbi.nlm.nih.gov/entrez/query.fcgi?cmd=Retrieve&db=PubMed&list_uids=1200276 5&dopt=Abstract

Gallium Nitrate in Paget’s Disease

Paget’s disease is a relatively common affliction that generally affects the elderly and can lead to bone deformities, pain, and progressive disability. An abstract of the initial clinical studies evaluating low-dose gallium nitrate in patients with advanced Paget’s disease can be accessed at:

http://www.ncbi.nlm.nih.gov/entrez/query.fcgi?cmd=Retrieve&db=pubmed&dopt=Abstract&list _uids=2240900&query_hl=3 Additional data, including results from a randomized, dose-ranging clinical study of low-dose gallium nitrate in Paget’s disease can be accessed at: http://jcem.endojournals.org/cgi/content/abstract/80/2/595

Together, these preliminary data have suggested that low doses of gallium nitrate administered for extended periods might be better tolerated and more effective for these chronic indications. If successful, future clinical investigations related to today’s agreement will employ a low-dose oral formulation.

ABOUT GANITE® (gallium nitrate injection)

Ganite has been approved in the United States for treatment of symptomatic patients with cancer-related hypercalcemia (high blood levels of calcium) that is resistant to hydration.

Important Safety Information about Ganite®

Ganite is contraindicated in patients with severe renal impairment (serum creatinine > 2.5 mg/dL). While Ganite was generally well tolerated by patients who received the drug in clinical trials for hypercalcemia, concurrent use of Ganite with other potentially nephrotoxic drugs like aminoglycosides and amphotericin B may increase the risk for developing severe renal insufficiency in patients with cancer-related hypercalcemia. If use of a potentially nephrotoxic drug is indicated during Ganite therapy, Ganite should be discontinued and hydration is recommended for several days. Please see accompanying full Prescribing Information in the Package Insert or on the Ganite website at www.ganite.com.

About The eligen® Technology

Emisphere's broad-based oral drug delivery technology platform, known as the eligen® technology, is based on the use of proprietary, synthetic chemical compounds, known as EMISPHERE® delivery agents, or "carriers". These molecules facilitate or enable the transport of the therapeutic macromolecules across biological membranes such as those of the gastrointestinal tract, and allow the therapeutic macromolecules to exert their desired pharmacological effect. Emisphere's eligen® technology makes it possible to orally deliver a therapeutic molecule without altering its chemical form or biological integrity.

About Emisphere Technologies, Inc.

Emisphere Technologies, Inc. (Nasdaq: EMIS) is a biopharmaceutical company pioneering the oral delivery of otherwise injectable drugs. Emisphere's business strategy is to develop oral forms of injectable drugs, either alone or with corporate partners, by applying its proprietary eligen® technology to those drugs or licensing its eligen® technology to partners who typically apply it directly to their marketed drugs. Emisphere's eligen® technology has enabled the oral delivery of proteins, peptides, macromolecules and charged organics. Emisphere and its partners have advanced oral formulations or prototypes of salmon calcitonin, heparin, insulin, parathyroid hormone, human growth hormone and cromolyn sodium into clinical trials. Emisphere has strategic alliances with world- leading pharmaceutical companies. For further information, please visit http://www.emisphere.com.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer. The Company’s research platform is anchored by two major programs that center on oligonucleotides (RNA- and DNA-based medicines) and small molecules. Genasense® (oblimersen sodium) Injection is the Company's lead compound from its oligonucleotide program. The Company has submitted a New Drug Application (NDA) to the U.S. Food and Drug Administration for the use of Genasense plus fludarabine and cyclophosphamide for treatment of patients with relapsed or refractory chronic lymphocytic leukemia (CLL). Genta has also completed a Marketing Authorization Application to the European Medicines Agency (EMEA) for use of Genasense plus dacarbazine for treatment of patients with advanced melanoma. The leading drug in Genta’s small molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of symptomatic patients with cancer related hypercalcemia that is resistant to hydration. For more information about Genta, please visit our website at: www.genta.com.

Safe Harbor

This press release contains forward-looking statements with respect to business conducted by Genta Incorporated and Emisphere Technologies Inc. Such statements include, but are not limited to, references to Genta’s and Emisphere’s product candidates, proprietary technologies and research programs. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Genta’s and Emisphere’s actual results to be materially different from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to progress and timing of preclinical research and clinical trials of oral formulations of gallium-containing compounds and other product candidates, including difficulties or delays in development, testing, manufacturing and marketing such product candidates; Genta’s ability to obtain marketing approval for an oral formulation of a gallium-containing compound and the timing of any such approval; Emisphere’s ability to manufacture sufficient quantities of its carriers and Genta’s ability to manufacture sufficient quantities of finished product for use in the development of an oral formulation of a gallium-containing compound and, if such oral formulation receives marketing approval, for commercialization; the dollar amount of potential payments to Emisphere under the agreement with Genta; potential delays in patient enrollment; and additional risks discussed in Genta’s and Emisphere’s filings with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary state ment. Genta and Emisphere are providing this information as of the date of this release and, except as required by law, do not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise. There are a number of other factors that could cause actual results and developments to differ materially. For a discussion of those risks and uncertainties, please see the Company’s Annual Reports on Form 10-K for 2005

Source: Genta Incorporated and Emisphere Technologies, Inc.